[LETTERHEAD OF WANT & ENDER CPA P.C.]


MARTIN ENDER CPA
STANLEY Z. WANT CPA, CFP


        March 30, 2004
        Office of the Chief Accountant
        Securities and Exchange Commission
        Mail Stop 9-5
        Washington, DC 20549 February 16, 2004


        RE:   The Enchanted Village, Inc.

        We have read the statements that we understand The Enchanted Village, Inc. will include under Item 4 of the Form 8-K report it willl file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.


        Sincerely,

        /s/ Want & Ender CPA, PC
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        Want & Ender CPA, PC